Exhibit 99

Forward-Looking Statements

The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report or presented elsewhere by management. Because there is no way to determine in advance whether, or to what extent, any present uncertainty will ultimately impact our business, you should give equal weight to each of the following.

Dependence on others. Our present growth strategy for development of additional facilities entails entering into and maintaining various arrangements with present and future property owners. We cannot assure you that any of our current strategic arrangements will continue, or that we will be able to enter into future collaborations.

Contract terms for new facilities. The terms of the management agreements, franchise agreements and leases for each of our lodging facilities are influenced by contract terms offered by our competitors at the time such agreements are entered into. Accordingly, we cannot assure you that contracts entered into or renewed in the future will be on terms that are as favorable to us as those under existing agreements.

Competition. The profitability of hotels, vacation timeshare resorts, and corporate apartments that we operate is subject to general economic conditions, competition, the desirability of particular locations, the relationship between supply of and demand for hotel rooms, vacation timeshare resorts and corporate apartments and other factors. We generally operate in markets that contain numerous competitors and our continued success will depend, in large part, upon our ability to compete in such areas as access, location, quality of accommodations, amenities, specialized services, cost containment and, to a lesser extent, the quality and scope of food and beverage services and facilities.

Barriers to growth and market entry. Factors influencing real estate development generally, including site availability, financing, planning, zoning and other local approvals, and other limitations which may be imposed by market and submarket factors, such as projected room occupancy, growth in demand opposite projected supply, territorial restrictions in our management and franchise agreements, costs of construction, and anticipated room rate structure, all affect and potentially limit our ability to sustain continued growth through management or franchise agreements for new hotels and the conversion of existing facilities to managed or franchised Marriott brands in specific markets.

Supply and demand. The lodging industry may be adversely affected by (1) supply additions, (2) international, national and regional economic conditions, including the magnitude and duration of the economic recovery in the United States, (3) changes in travel patterns, (4) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, and (5) the availability of capital to allow us and potential hotel owners to fund investments. Our timeshare business is also subject to the same or similar uncertainties. Accordingly, we cannot assure you that the current upturn in demand for hotel rooms in the United States and other regions, that the present level of demand for timeshare intervals, or the apparent slowdown in growth of the supply of competitive units will continue, and a change in any of these factors could limit or reduce the prices at which we are able to sell hotel rooms or timeshare units. Weaker hotel performance could also give rise to losses under loans, guarantees and minority equity investments that we have made in connection with hotels that we manage.

Internet reservation channels. Some of our hotel rooms are booked through internet travel intermediaries such as Travelocity, Expedia and Priceline. As this percentage increases, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. Moreover, some of these internet travel intermediaries are attempting to commoditize hotel rooms, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to our lodging brands. Although we expect that most of our business will continue to be derived from traditional channels, if the amount of sales made through internet intermediaries increases significantly, our business and profitability may be significantly harmed.

Exhibit 99

The uncertain pace of the lodging industry’s recovery will continue to impact our financial results and growth. Both the Company and the lodging industry were hurt by several events occurring over the last few years, including the global economic downturn, the terrorist attacks on New York and Washington, Severe Acute Respiratory Syndrome (SARS), and military action in Iraq. Business and leisure travel decreased and remained depressed as some potential travelers reduced or avoided discretionary travel in light of increased delays and safety concerns and economic declines stemming from an erosion in consumer confidence. Weaker hotel performance reduced management and franchise fees and gave rise to fundings or losses under loans, guarantees and minority investments that we have made in connection with some hotels that we manage, which, in turn, has had a material adverse impact on our financial performance. Although both the lodging and travel industries have begun to recover, the pace, duration and full extent of that recovery remain unclear. Accordingly, adverse impacts on our business could occur if that recovery stalls or is reversed.

Exit from the Senior Living Services Business. Our agreement to sell the Senior Living Services business provides for purchase price adjustments and indemnification of Sunrise based on pre-closing events and liabilities resulting from the consummation of the transaction. As the amount of such purchase price adjustments and indemnification obligations depends, in large part, on actions of third parties that are outside of our control, it is difficult to predict the ultimate impact of those adjustments and indemnities.

Synthetic fuel. The synthetic fuel operation could be interrupted due to problems at any of the facilities, the power plants that buy synthetic fuel from the joint venture or the coal mines where the joint venture buys coal. Such interruptions could be caused by accidents, personnel issues, severe weather or other similar unpredictable events. Moreover, the performance of the synthetic fuel operation depends in part on our ability to utilize the tax credits, which in turn is dependent on our financial performance.

Changes in privacy law could adversely affect our ability to effectively market our products. Our timeshare business, and to a lesser extent our lodging segments, rely on a variety of direct marketing techniques, including telemarketing and mass mailings. Recent initiatives, such as the National Do Not Call Registry and anti-spam legislation have created some concern over the continuing effectiveness of telemarketing and mass mailing techniques. Such initiatives and any related changes in law could force further changes in our marketing strategy. If this occurs, we may not be able to develop adequate alternative marketing strategies. We also obtain lists of potential customers from travel service providers with whom we have substantial relationships and market to some individuals on these lists directly. If the acquisition of these lists were outlawed or otherwise restricted, our ability to develop new customers and introduce them to our products could be impaired.

Exhibit 99

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